Exhibit 99.1

SenesTech Reports Second Quarter 2025 Financial Results with Record
Revenue and Record Gross Profit Margins

94% Revenue Growth in EvolveTM Rodent Birth Control Products

Strong Cash Balance and Sustained Progress Toward Profitability

SURPRISE, Ariz., August 7, 2025 /PRNewswire/ — SenesTech, Inc. (NASDAQ: SNES), the leader in fertility control for managing animal pest populations and the only manufacturer of EPA-registered rodent birth control products today announced its financial results for the second quarter ended June 30, 2025.

Q2 2025 Highlights

•Revenues increased 36% to $625,000, a record for the Company, from $459,000 in Q2 2024.

•Evolve Rodent Birth Control products sales grew 94% year-over-year, now representing 83% of total revenue.

•Gross profit margin improved to 65.4%, a record for the Company, compared to 54.2% in Q2 2024.

•Net loss for Q2 2025 was $1.6 million, compared to $1.6 million in Q2 2024. Q2 2025 included $201,000 in one-time legal expenses and $38,000 in non-cash operating lease expense. Excluding these non-operational costs, our net loss would have been $1.4 million for Q2 2025.

•Adjusted EBITDA loss continued to improve to $1.4 million in Q2 2025 compared to $1.5 million in the same quarter of prior year and in Q1 2025.

Balance Sheet Highlights

•Current cash balance as of August 5, 2025 is $11.2 million — This provides us with an operating runway through the end of 2027 and beyond, based on the most recent quarterly run rate.

Operational and Strategic Highlights

Product Expansion: The higher-margin Evolve Rat and Evolve Mouse products, launched in 2024, are now SenesTech’s largest revenue drivers. These products are uniquely designed for proactive rodent fertility control and continue to gain traction among pest management professionals and consumers.
E-commerce Growth: E-commerce revenue increased 78% year-over-year driven by enhanced platform functionality and digital marketing across Amazon, Walmart, Tractor Supply, DIYpestcontrol.com, and SenesTech.com. Amazon sales have grown by double digits month-over-month since January.
Municipal Deployment: Expanded municipal pilot deployments in Q2 2025 with programs in New York City, Chicago, Boston, Baltimore, Los Angeles County, and San Francisco, highlighting growing adoption across diverse urban environments. Programs to date primarily entail controlled deployments in high-impact areas allowing for potential large-scale expansion in the future.

International Reorders: Regulatory approvals are pending in Australia and New Zealand, with commercial launch expected later in 2025. New orders and reorders are expected in coming months from countries where distribution agreements have been signed.
Retail Market Adoption: Strategic partnership with Bradley Caldwell significantly expands and accelerates adoption of Evolve in retail locations across rural America leading to 478% year-over-year growth in Retail market vertical.
Manufacturing Expansion and Automation: Company completed its move into a new manufacturing facility in July 2025 to meet growing demand for Evolve product with new automated capabilities to drive improvement in capacity and gross margins.
Media Coverage and Awareness: SenesTech continues to garner significant positive media coverage for its unique approach to pest management, with coverage across all media outlets, including Discord and X.

Commentary

“We delivered another quarter of record revenue and gross margins fueled by the rapid adoption of our Evolve product line and disciplined OpEx management,” said Joel Fruendt, CEO of SenesTech. “Our results reflect the strength of our diverse multi-channel distribution strategy, with momentum across E-commerce, city and government deployments, brick-and-mortar retail, and international partnerships. As the pioneers in rodent birth control, we are directly reducing rodent populations and reshaping the multi-billion-dollar rodenticide industry with a scalable, science-driven solution delivers proven, sustainable results.”

“Our commitment to growth is matched by a clear on efficiency and profitability. With more than $6 million in cash at the end of the quarter, and an additional $6.3 million in gross proceeds which closed subsequent to quarter end, we are well positioned to achieve our breakeven goals and meet our growth potential,” Fruendt added. “We remain focused on delivering sustainable growth and creating long-term value for our shareholders.”

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date: Thursday, August 7, 2025.

Time: 5:00 p.m. ET.

Webcast: https://app.webinar.net/20BjnmenEmb.

Webcast Replay: Available for 90 days on the Company’s website.

About SenesTech

As the pioneers of fertility control for rodents, SenesTech’s solutions are designed to integrate into any IPM program, delivering a powerful, sustainable alternative to traditional methods. We developed ContraPest®, the first and only U.S. EPA-registered contraceptive for male and female rats, and Evolve Rat and Evolve Mouse

Birth Control, FIFRA 25(b) minimum-risk solutions for effective, long-term, and humane rodent population control.

Our mission is bold: healthier cities, safer environments, and smarter pest management—without compromise. We believe the future of pest control is reproductive control—and we’re leading the way.

For more information visit https://senestech.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our belief that Evolve Rat and Evolve Mouse continue to gain traction among pest management professionals and consumers; our expectation for additional municipal deployments that are underway or planned; our expectation that additional launches in Australia and New Zealand are planned for later in 2025; our expectation for new orders and reorders in the coming months from countries where distribution agreements have been signed; our belief that our new manufacturing facility with new automated capabilities will drive improvement in capacity and gross margins; our diverse multi-channel distribution strategy; our belief that we are disrupting the multi-billion-dollar rodenticide industry with a scalable, science-driven solution to suppress rodent reproduction sustainably; our belief that our focus on revenue growth is being matched with the implementation of efficiencies across the organization to improve our profitability metrics; our belief that we are well positioned to achieve our breakeven goals and meet our growth potential; our mission to provide products that are proactive, safe and sustainable; and our belief that ContraPest and Evolve fit seamlessly into all integrated pest management programs, significantly improving the overall goal of effective pest management.

Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; our ability to maintain compliance with Nasdaq’s continued listing requirements; regulatory approval and regulation of our products; and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, (602) 889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., (928) 779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$6,055	$1,307
Accounts receivable, net	470	335
Prepaid expenses and other current assets	238	377
Inventory, net	711	794
Total current assets	7,474	2,813
Right to use asset, operating lease	2,417	—
Property and equipment, net	416	407
Other noncurrent assets	58	58
Total assets	$10,365	$3,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$123	$215
Accrued expenses	564	278
Current portion of operating lease liability	52	—
Current portion of notes payable	59	56
Deferred revenue	12	12
Total current liabilities	810	561
Operating lease liability, less current portion	2,403	—
Notes payable, less current portion	175	206
Total liabilities	3,388	767
Stockholders’ equity:
Common stock	4	1
Additional paid-in capital	146,351	138,607
Accumulated deficit	(139,378)	(136,097)
Total stockholders’ equity	6,977	2,511
Total liabilities and stockholders’ equity	$10,365	$3,278

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues, net	$625	$459	$1,110	$874
Cost of sales	216	210	388	490
Gross profit	409	249	722	384
Operating expenses:
Research and development	427	467	845	837
Selling, general and administrative	1,596	1,384	3,154	2,992
Total operating expenses	2,023	1,851	3,999	3,829
Loss from operations	(1,614)	(1,602)	(3,277)	(3,445)
Other income (expense), net	(2)	18	(4)	29
Net loss	$(1,616)	$(1,584)	$(3,281)	$(3,416)
Weighted average shares outstanding — basic and diluted	1,854,531	514,463	1,578,783	514,458
Loss per share — basic and diluted	$(0.87)	$(3.08)	$(2.08)	$(6.64)

SENESTECH, INC.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss (as reported, GAAP)	$(1,616)	$(1,584)	$(3,281)	$(3,416)
Non-GAAP adjustments:
Interest (income) expense, net	2	(17)	4	(28)
Stock-based compensation expense	90	88	181	173
Depreciation expense	44	36	74	73
Non-cash operating lease expense (benefit)	38	(1)	38	(3)
Severance costs	—	—	27	—
Total non-GAAP adjustments	174	106	333	215
Adjusted EBITDA loss (non-GAAP)	$(1,442)	$(1,478)	$(2,948)	$(3,201)
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